Consent of Independent Registered Public Accounting Firm

The Board of Directors
Geos Communications, Inc.
Southlake, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S8 (No. 333-138242) of Geos Communications, Inc. of our report dated May 17, 2010 relating to the consolidated financial statements of Shoot It!, LLC., which appears in this Form 8-K.

BDO Dallas, TX

May17, 2010